Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
OF GEORGE PAZ

This Amendment (the “Amendment”) is entered into as of September 9, 2015, by and between Express Scripts Holding Company (the “Company”) and George Paz (“Executive”).

WHEREAS, the Company and Executive are parties to the Executive Employment Agreement, dated as of January 13, 2014, by and between the Company and Executive (the Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other conditions contained herein, the parties hereto agree as follows:

1)	Section 4.8 of the Agreement is hereby replaced in its entirety as follows:

Office Space. Upon termination of Executive’s employment for any reason other than for Cause, Death or Disability, the Company shall make available to Executive, for a period of five years following the Termination Date, dedicated office space at a mutually agreed upon Company location, including administrative support, technical support, and other customary maintenance and support services (collectively, the “Office Support Benefit”) Following the initial five year period, at Executive’s option, Executive may retain the Office Support Benefit and reimburse the Company at reasonable and customary rates to be agreed upon by the Executive and the Company. The foregoing arrangement shall terminate if either (a) Executive breaches any of the provisions of Sections 5.1 through 5.3 and Section 5.6, or of the terms and provisions of the Nondisclosure and Noncompetition Agreement, or (b) the Committee becomes aware of acts or omissions by Executive during the term of Executive’s Employment with the Company which would have constituted Cause, or (c) Executive, or anyone on Executive’s behalf pursues any type of action or claim against the Company, regarding this Agreement or any topic or claim covered by this Agreement, other than (i) in connection with any challenges to the validity of the release described in Section 4.2(c)(ii) under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (ii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency or (iii) as otherwise prohibited by law.

2)	Section 4.6 of the Agreement is deleted in its entirety.

3)	This Amendment shall be effective as of September 9, 2015.

4)	Except as expressly set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this amendment as of the date written above:

Express Scripts Holding Company	George Paz

/s/ Maura Breen	/s/ George Paz
Name: Maura Breen	Name: George Paz
Title: Compensation Committee Chair